Exhibit 23.2

Consent of Independent Auditor

To the Board of Directors of

Xtant Medical Holdings, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Xtant Medical Holdings, Inc. of our report dated February 19, 2015, relating to our audit of the consolidated financial statements of X-spine Systems, Inc. as of and for the year ended December 31, 2014, which is included in the Current Report on Form 8-K filed by Xtant Medical Holdings, Inc. on July 28, 2015. On October 26, 2015 we changed the name of our firm from McGladrey LLP to RSM US LLP.

We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ RSM US LLP

Dayton, Ohio

December 21, 2015